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                  [LETTERHEAD OF PAC RIM HOLDING CORPORATION]

                                                                     EXHIBIT 5.1


FOR IMMEDIATE RELEASE:

CONTACT:                STANLEY BRAUN
                        CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                        (818) 593-8258

                        JAMES K. WHITE
                        KEHOE, WHITE, SAVAGE & CO.
                        (310) 437-0655

                PAC RIM ANNOUNCES CHANGE ON BOARD OF DIRECTORS
                ----------------------------------------------

     WOODLAND HILLS, CALIFORNIA, MAY 23, 1996 -- Pac Rim Holding Corporation (NASDAQ: PRIM), today announced that Mr. Robert M. Anderson had tendered his resignation as Chairman of Pac Rim Holding and its wholly-owned subsidiary, The Pacific Rim Assurance Company, effective May 20, 1996. Mr. Timothy R. Busch, an existing member of the Board of Directors of Pac Rim Holding and The Pacific Rim Assurance Company, was elected as "Interim Chairman" of the Board of Directors of Pac Rim Holding, effective May 20, 1996. The vacancy created by Mr. Anderson's resignation is anticipated to be filled at the Company's annual meeting of stockholders, to be held on July 10, 1996.

     Mr. Anderson, who has served as a member of the Company's Board of Directors since 1994, stated that the reason for his resignation was directly related to a requirement to devote full time and attention to his other business endeavors.


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                  [LETTERHEAD OF PAC RIM HOLDING CORPORATION]



     Pac Rim Holding, through its wholly-owned subsidiary, The Pacific Rim Assurance Company, is engaged in the writing of workers' compensation insurance in California, Arizona, Texas and Georgia. Through a multi-state workers' compensation insurance managed care program with MetraComp, Inc.; a subsidiary-of the MetraHealth Companies, Inc., it provides a full range of managed care services to Pacific Rim's workers' compensation insurance employer policyholders in California, as well as other states.

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